Issuer Free Writing Prospectus
Filed by CapitalSource Inc.
Pursuant to Rule 433 Under the Securities Act of 1933
Registration Statement on Form S-3; File No. 333-130681
June 19, 2008
CAPITALSOURCE INC.
     This free writing prospectus relates only to the Company’s pending offering of 30,000,000 shares of common stock and should be read together with the preliminary prospectus supplement dated June 19, 2008 relating to the offering (the “Preliminary Prospectus Supplement”) and the prospectus dated December 23, 2005 (the “Base Prospectus”), including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus.
     Prospective investors were informed today that the Company has requested that the underwriters offer a portion of the shares to be offered in the offering to affiliates of Farallon Capital Management, L.L.C., the Company’s largest stockholder, and John K. Delaney, CapitalSource’s Chairman and Chief Executive Officer. The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any insider.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. toll-free at 1-866-430-0686 or through e-mail at addressing.services@jpmorgan.com; or Wachovia Capital Markets, LLC toll-free at (800) 326-5897 or through e-mail at equity.syndicate@wachovia.com.